UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 5, 2006

Wal-Mart Stores, Inc. (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-06991 (Commission File Number)	71-0415188 (IRS Employer Identification No.)

702 S.W. 8th Street
Bentonville, Arkansas 72716
(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:
(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On January 5, 2006, the Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors of Wal-Mart Stores, Inc. (the “Company”) awarded equity compensation to certain executive officers, which included awards of stock options, performance shares, and performance-based restricted stock. The stock options awarded have an exercise price of $45.69 (the closing price of a share of the Company’s common stock on the date of grant) and will vest ratably over five years from January 5, 2006. The number of performance shares that may ultimately vest will depend on the Company’s performance against two separate pre-established performance measures: average return on investment and average revenue growth during the three-year period ending January 31, 2009. The targets for these performance measures, however, will not be established until after the Company’s financial performance is known for the fiscal year ending January 31, 2006 (“fiscal 2006”). The awards of performance-based restricted stock will vest incrementally over certain periods if the Company meets a pre-established increase in total gross revenue for the fiscal year ending January 31, 2007 (“fiscal 2007”).

          Finally, the Committee established objective diversity initiatives as a performance measure under the Wal-Mart Stores, Inc. Management Incentive Plan (the “MIP”) for the fiscal 2007. The Committee set diversity goals to motivate officers to achieve the Company’s diversity initiatives while adhering to the Company’s commitment to select the most qualified individual for each position. The incentive payment for executive officers who participate in the MIP can be reduced by up to 15 percent for not achieving the Company’s diversity initiatives for fiscal 2007. Any other performance goals applicable to incentive payments earned during fiscal 2007 will be established and disclosed after the Company’s financial performance is known for fiscal 2006.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated: January 11, 2006

WAL-MART STORES, INC. By: /s/ Jeffrey J. Gearhart ————————————————— Jeffrey J. Gearhart Vice President and General Counsel, Corporate Division